Exhibit 99.4

UMB Relocation Assistance Agreement

This Relocation Assistance Agreement (the “Agreement”) is entered into on July 26, 2016 by and between UMB Bank, or (UMB Subsidiary) n.a. (“UMB”) and Ram Shankar (“Associate”). This Agreement provides for the payment of moving and relocation expenses of the Associate.

In consideration of the mutual covenants and agreements set forth herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Relocation Assistance. To assist Associate in meeting expenses of relocation, UMB will provide relocation assistance as described in Exhibit A of you offer letter. In consideration of UMB’s offer to provide relocation assistance, Associate agrees to remain employed full-time with UMB for 36 months following the last relocation reimbursement or payment made by UMB (the “Time Commitment”). The relocation benefits are to be used and all receipts must be submitted within 12 months of the date of this agreement.

2.	Repayment. In the event Associate voluntarily terminates his/her employment before completing the Time Commitment or UMB terminates Associate’s employment for unsatisfactory performance or violation of UMB policies or procedures, Associate agrees to repay UMB a pro-rated amount of the total relocation assistance provided by UMB. The pro-rated amount owed to UMB will be based upon the number of months remaining in the Time Commitment at the time of departure (1/36th of total relocation assistance times number of months remaining in the Time Commitment).

3.	Collection. Any amount due to UMB pursuant to this Agreement is due and payable to UMB immediately upon demand. By signing this Agreement, Associate hereby authorizes said payment, should it become due under these provisions, to be deducted from Associate’s final paycheck, and Associate agrees to be responsible for payment in full of anything not collected in the final paycheck at UMB’s option. Should it become necessary for UMB to collect any payment due, Associate agrees to pay UMB for all reasonable costs of collection and/or litigation, including reasonable attorney’s fees.

4.	Employment at Will. Associate’s employment status continues to be at-will. This Agreement shall not constitute an employment contract or an agreement to employ Associate for any period of time, and shall not bind UMB to any obligation with respect to Associate’s employment. ASSOCIATE ACKNOWLEDGES AND AGREES THIS AGREEMENT IS NOT A CONTRACT FOR EMPLOYMENT AND DOES NOT ALTER ASSOCIATE’S AT-WILL EMPLOYMENT RELATIONSHIP WITH UMB. THIS MEANS EITHER ASSOCIATE OR UMB MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT CAUSE.

5.	UMB Policies. Associate acknowledges and agrees Associate is subject to all of the policies and procedures of UMB, the UMB Relocation Guide, and this Agreement

6.	Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Missouri without regard to conflict of law provisions.

7.	Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

8.	Miscellaneous. This Agreement and the terms of the Offer Letter dated June 1, 2016 is the entire agreement between UMB and Associate concerning the terms of the relocation assistance, and it supersedes any other agreement or statement made to Associate related to relocation assistance. In the event of a conflict between the terms of this Agreement and the Offer Letter, the terms of this Agreement shall take precedence. No provision of this Agreement may be modified, altered or amended unless set forth in writing and signed by the parties. This Agreement may be executed in counterparts, both of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the day first above written.

UMB Bank N.A./UMB Subsidary	Associate

Recruiter: Mary Beth Majors	Signature:

Title: Senior Vice President, Director of Talent Acquisition	Printed Name:

Executive Relocation Benefits:	Details of Relocation Benefits:
Home Finding Trips:	1 trip for 3 nights for family of 4 and 2 additional trips for 2 nights for 2 people.

Temporary Living:	Up to 4 months-Fully furnished 1 Bedroom

Shipment/Storage of Household Goods:	Pack, Load, Ship, and Unload household goods. Provide storage up to 90 days

Relocation Bonus:	$25,000

Final Moving Trip:	Mileage reimbursement for 1 vehicle or one way coach airfare for eligible family members

Return Trips Home:	Up to 10 trips during period of temporary housing; mileage reimbursement or coach airfare for one.

Home Sale Closing Cost:	Reimbursement for Sellers Real Estate Commissions up to $60,000